EXHIBIT 4.12

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the rights of our common stock and our preferred stock, certain provisions of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”), and our amended and restated bylaws (our “bylaws”), and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and our bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended (the “DGCL”), carefully.

COMMON STOCK

General

Our certificate of incorporation authorizes us to issue up to 250,000,000 shares of common stock, with a par value of $0.10 per share.

As of December 31, 2019, 148,084,900 shares of our common stock were issued and outstanding. As of December 31, 2019, we also had outstanding options granted to employees to purchase approximately 5,528,135 shares of our common stock, with a weighted-average exercise price of $11.90 per share, of which options for 2,689,673 were exercisable at December 31, 2019. We also have outstanding convertible notes and debentures maturing in April 2020, which were convertible into 8,367,929 shares of our common stock as of December 31, 2019.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available assets, payable in cash, in property or in shares of our common stock.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any amounts due to the holders of preferred stock.

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No Redemption; Conversion or Preemptive Rights; No Sinking Fund Provisions

Holders of our common stock have no preemptive or conversion rights. No redemption or sinking fund provisions apply to our common stock.

Fully Paid and Non-assessable

All of our outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain certain provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions and certain provisions of Delaware law are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, could deprive stockholders of opportunities to realize takeover premiums for their shares.

Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the DGCL. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the DGL

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•
at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. In general, Section 203 defines “business combination” as:

EXHIBIT 4.12

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•
an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Our Board of Directors

Our by-laws provide that the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire board of directors or by action of the stockholders. The size of our board of directors is currently fixed at eight directors. Each director is elected at our annual stockholder meeting, by a plurality vote, and holds office until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed.

Removal of Directors; Vacancies

Our certificate of incorporation and bylaws provide that any director may be removed, with or without cause, at any time, by the holders of a majority of the voting power of our issued and outstanding capital stock entitled to vote at an election of directors.

Our bylaws provide that any vacancy in our board of directors may be filled by the vote of a majority of our directors then in office, though less than a quorum, or by our sole remaining director or by our stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

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Amendment of Certificate of Incorporation

Except as otherwise provided by law or our certificate of incorporation, our certificate of incorporation may be amended, altered or repealed by resolution of our board of directors and approval of our stockholders entitled to vote thereon either at a special or annual meeting (provided that such amendment has been described or referred to in the notice of such meeting).

Amendment of Bylaws

Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders (provided that such amendment has been described or referred to in the notice of such meeting) or a meeting of our board of directors, provided that any bylaw made by our board of directors may be amended or repealed by action of our stockholders at any annual or special meeting of stockholders.

PREFERRED STOCK

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights and preferences, granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, rights and the number of shares constituting any series or the designation of a series.